                                                                   EXHIBIT 10.25

                             EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement"), dated as of March 8, 2000, is by and among IFCO Systems N.V. (the "Company"), a public limited liability company incorporated under the laws of the Netherlands, and Vance K. Maultsby, Jr. ("Employee").

                                   RECITALS

     WHEREAS, the Company is engaged, directly or through its subsidiaries, in the following businesses: (i) providing round-trip systems, including, without limitation, round-trip containers, and other services related thereto, (ii) manufacturing, recycling, repairing, marketing, distributing, brokering, leasing, managing and/or transporting new or used pallets or pallet parts and other logistics and related services with respect thereto, and (iii) reconditioning, distributing, brokering, leasing, managing and/or transporting drums and providing other logistics and related services with respect thereto; and

     WHEREAS, the Company, PalEx, Inc. ("PalEx"), and the other parties named therein, are parties to that certain Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement") dated as of October 6, 1999, but effective as of March 29, 1999, which, inter alia, provides for the merger of PalEx with and into a subsidiary of the Company (the "Merger"); and

     WHEREAS, the Merger is closing on the date first written above; and

     WHEREAS, prior to the Merger, Employee has been employed by PalEx and, together with PalEx (f/k/a Pallet Logistics, Inc.), is a party to that certain Employment Agreement dated as of November 5, 1996, as amended by that certain First Amendment to Employment Agreement dated as of January 10, 1997 (the "Original Employment Agreement"); and

     WHEREAS, the consummation of the Merger results in a "Change in Control," as such term is defined and used in the Original Employment Agreement; and

     WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Employee, Martin Schoeller and Christoph Schoeller, affiliates of the Company, entered into an Employment Agreement Terms agreement dated December 21, 1999, on behalf of the Company, which provides for the terms of the Company's employment of Employee (the "Employment Terms Agreement"); and

     WHEREAS, the Company desires to retain Employee as an employee and officer of the Company in accordance with the terms of the Employment Terms Agreement and as reflected in this Agreement, and Employee desires to accept such employment on such terms; and

     WHEREAS, the Company and Employee desire to terminate the Original Employment Agreement as of the date hereof and provide for Employee's waiver of any right to payments or damages as a result of such termination, including, without limitation, any payments arising under Sections 5(e) and 12 of the Original Employment Agreement;

     Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

                              A G R E E M E N T S

     1.   Employment and Duties

     (a) The Company hereby employs Employee as Executive Vice President, Strategy and Finance and Chief Financial Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of an Executive Vice President and of its Chief Financial Officer. Employee will report directly to the Chief Executive Officer and Board of Directors (the "Board") of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and efforts to promote and further the business of the Company.

     (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

     (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity materially interferes with Employee's duties and responsibilities hereunder, unless approved by the Chief Executive Officer or the Board. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof.

     (d) Employee and the Company hereby agree the Original Employment Agreement is terminated effective as of the date hereof. Employee hereby waives any right he has or may have to receive, or to elect to receive, any payment from the Company or PalEx as a result of the Change in Control (as such term is defined in the Original Employment Agreement) resulting from the Merger, including, without limitation, rights under Sections 5(e) and 12 of the Original Employment Agreement.

     2. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

     (a) Base Salary. Beginning on the date of this Agreement, the base salary payable to Employee shall be $300,000 per year, payable on a regular monthly or weekly basis in accordance with the Company's standard payroll procedures. On at least an annual basis, the Compensation Committee of the Board of Directors of the Company (the "Committee") will review Employee's performance and may recommend increases to such base salary if, in the Committee's discretion, any such increase is warranted.

     (b) Closing Bonus. On the date first written above, the Company shall pay Employee a Merger closing bonus of $300,000, less any applicable withholdings. The Company shall pay Employee an additional Merger closing bonus of $240,000 (the "Additional Bonus") in 12 equal monthly installments of $20,000, less any applicable withholdings. The Company shall pay Employee the first installment of the Additional Bonus on the date first written above and each succeeding installment of the Additional Bonus on the first of each month following the date first written above.

     (c) Incentive Bonus Plan. For 2000 and subsequent years during the Term, it is the Company's intent to develop a written Incentive Bonus Plan setting forth the criteria under which Employee and other officers and key employees will be eligible to receive year-end bonus awards. Employee's targeted annual

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bonus (which term shall be defined consistent with the bonus plan being developed by the Company and PalEx with the assistance of Towers Perrin) shall be 50% of Employee's then current base salary.

     (d)  Stock Options.

          (i) Employee's current nonqualified options to purchase 200,000 shares of PalEx Common Stock, $.01 par value ("PalEx Common Stock") are hereby terminated (such options being herein referred to as the "Original Options").

          (ii) The Company hereby grants Employee nonqualified options to purchase 300,000 Ordinary Shares (the "Options") at $14.90 per share, which options shall (A) vest and become exercisable (1) 133,000 per year on each of the first two anniversary dates of the date first written above, and (2) 34,000 on the third anniversary of the date first written above, and (B) have the same terms and conditions as the Original Options, except as otherwise provided herein.

          (iii) The Options shall have a term of ten years from the date first written above. Vested Options shall not be subject to earlier termination as a result of the termination (whether or not voluntary, with or without cause, with good reason or as a result of death or disability) of Employee's employment with the Company.

          (iv) Promptly after the execution of this Agreement, the Company and Employee shall enter into a stock option agreement with respect to the Options, the terms and conditions of which agreement shall be substantially the same as the stock option agreements relating to the Original Options, except as otherwise provided in this Agreement.

     (e) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

          (i) Payment of all premiums for coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company or PalEx may have in effect from time to time.

          (ii) Reimbursements for all business travel and other out-of-pocket expenses (including those costs to maintain any professional certification held or obtained by Employee) reasonably incurred by Employee in the performance of his services pursuant to this Agreement. Such reimbursement shall include travel and duplicate living expenses incurred in traveling to and from his primary residence in the Dallas, Texas, area and added income taxes that Employee may incur if any such travel expenses are not deductible for tax purposes. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement and in a format and manner consistent with the Company's expense reporting policy.

          (iii) Four weeks of paid vacation or such greater amount as may be afforded officers and key employees at similar levels under the Company's policies in effect from time to time.

          (iv) The Company shall provide Employee with (a) other executive perquisites as may be currently provided or available to other senior executives of the Company or deemed appropriate for Employee by the Board or the Committee, (b) participation in all other Company-wide employee benefits as available from time to time, and (c) participation in any other insurance and employee benefits or plans that include a majority of the other executive officers of the Company.

     3.   Non-Competition Agreement

     (a) Employee shall not, during the period of his employment by or with the Company, and for a period of two years immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or any of the Company's subsidiaries, within 100 miles of where the Company or any of the Company's subsidiaries conducts business, including any territory serviced by the Company or any of such subsidiaries (the "Territory");

          (ii) call upon any person who is, at that time, within the Territory, an employee of the Company (including its subsidiaries) in a managerial capacity for the purpose or with the intent of enticing such employees away from or out of the employ of the Company (including its subsidiaries), provided that after Employee has ceased employment hereunder, Employee shall be permitted to call upon and hire any member of his or her immediate family;

          (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company (including its subsidiaries) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory;

          (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was either called upon by the Company (including its subsidiaries) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity during the term of Employee's employment.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

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     (b)  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

     (c)  It is agreed by the parties that the foregoing covenants in this
Section 3 impose a reasonable restraint on Employee in light of the activities and business of the Company (including the Company's subsidiaries) on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities and business of the Company (including its subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Employee. For example, if, during the term of this Agreement, the Company enters a new and different business in addition to the businesses currently being pursued by the Company, then Employee will be precluded from soliciting the customers or employees of such new business and from directly competing with such new business within 100 miles of its operating location(s) through the term of this covenant.

     (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 3 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two years stated at the beginning of this Section 3, during which the agreements and covenants of Employee made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks in good faith to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

     4.   Place of Performance

     (a) Employee shall be based in Houston or Dallas, Texas, during the Initial Term. The Company shall not require Employee to move his existing permanent residence from Dallas, Texas, or to relocate the principal office from which Employee works from Houston or Dallas, Texas, during the Initial Term.

     (b) After the Initial Term, Employee understands that he may be requested to relocate from Dallas, Texas, to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or other increase in duties and responsibilities. In connection with a possible relocation from Dallas and any subsequent relocation requested by the Company, the Company shall pay all relocation costs to move Employee, his immediate family and their personal property and effects. Such costs may include by way of example, but are not limited, to pre-move visits to search for a new residence, investigate schools or for other purposes;

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temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of pocket cost as a result of the relocation, with an understanding that Employee will use his best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of the Company and the personal life of Employee and his family.

     (c) If Employee is relocated after the Initial Term to a state which has a personal income tax, Employee's base annual salary in effect at the time of such relocation shall immediately be increased by 70% of the highest personal income tax rate of such state. For example, if Employee moves to a state with a six percent personal income tax rate when his base annual salary is $300,000, then such annual salary will be increased by $12,600 (computed as 70% x 6% x $300,000).

     (d) Notwithstanding the above or anything to the contrary contained herein, if Employee is required to move his permanent residence from Dallas, Texas, or to relocate the principal office from which Employee works from Houston or Dallas, Texas, and Employee refuses, such refusal shall not constitute "good cause" for termination of this Agreement under the terms of
Section 5(a)(iii). Any such requirement during the Initial Term shall, however, constitute a "good reason" for Employee's voluntary termination of his employment under the terms of Section 5(a)(v).

     5.   Term; Termination; Rights on Termination.

     (a) The term of this Agreement shall begin on the date hereof and continue for three years (the "Initial Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein. This Agreement and Employee's employment may be terminated in any one of the following ways:

          (i) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

          (ii) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four consecutive months, then 30 days after receiving written notice (which notice may occur before or after the end of such four month period, but which shall not be effective earlier than the last day of such four month period) the Company may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that at the Company's request made within 30 days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company, in a lump-sum payment due within 10 days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for six months, whichever amount is greater.

          (iii) Good Cause. The Company may terminate this Agreement 10 days after written notice to Employee for good cause, which shall be:
                (i) Employee's material breach of this Agreement (continuing for 10 days after receipt of written notice of need to cure); (ii) Employee's gross negligence in the performance or intentional nonperformance (continuing for 10 days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (iii) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (iv) Employee's conviction of a felony crime; or (v) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

          (iv) Without Cause. At any time after the commencement of employment, the Company or Employee may, without cause, terminate this Agreement and Employee's employment effective 30 days after written notice is provided to the other party. Should Employee be terminated by the Company without cause, Employee shall receive from the Company, in a lump-sum payment due on the effective date of termination:

                (A) if such termination occurs during the first two years of the
                    Initial Term, an amount equal to (1) the excess of (y) two times Employee's then current annual base salary over (z) the amount of the Additional Bonus previously paid to Employee, plus (2) $300,000; and

                (B) if such termination occurs after the first two years of the
                    Initial Term, an amount equal to Employee's annual base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for 12 months, whichever amount is greater, plus $300,000; provided, however, if such termination occurs to avoid the voluntary termination for good reason provision set forth in
                    Section 5(a)(v)(B), then such termination shall be deemed a voluntary termination for good reason under Section 5(a)(v)(B).

                In addition, if Employee is terminated by the Company without cause, then Options to purchase a number of Ordinary Shares equal to the excess of 200,000 over the number of previously vested Options shall automatically vest and become fully exercisable.

          (v) Voluntary Termination for Good Reason. At any time after the commencement of employment, Employee may, for "good reason," voluntarily terminate this

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                Agreement and his employment with the Company effective 30 days after written notice is provided to the Company. Should Employee voluntarily terminate his employment for good reason, Employee shall receive from the Company, in a lump-sum payment due on the effective date of termination:

                (A) if such voluntary termination occurs during the first two years of the Initial Term, an amount equal to (1) the excess of (y) two times Employee's then current annual base salary over (z) the amount of the Additional Bonus previously paid to Employee, plus (2) $300,000; and

                (B) if such voluntary termination occurs after the first two years of the Initial Term as a result of the circumstances described in Section 4(d), an amount equal to the excess of
                    (y) two times Employee's then current annual base salary over (z) the amount of the Additional Bonus previously paid to Employee, plus (2) $300,000.

                In addition, if Employee voluntarily terminates his employment for good reason, then Options to purchase a number of Ordinary Shares equal to the excess of 200,000 over the number of previously vested Options shall automatically vest and become fully exercisable.

                For purposes of this Agreement, the term "good reason" shall mean each of the following reasons:

                    (1) a demotion (including a de facto demotion) or
                        significant change of responsibilities;

                    (2) a significant change in working conditions;

                    (3) a voluntary termination of employment within six months following the change of the principal executive officer of the Company or Employee's immediate supervisor; and

                    (4) as described in Section 4(d).

     (b) Any termination without cause by the Company, or any voluntary termination of employment by Employee for good reason, shall operate to shorten the period set forth in the Section 3(a) and during which the terms of Section 3 apply to one year from the date of termination of employment. If Employee resigns or otherwise voluntarily terminates his employment without cause or without good reason as described in Section 5(a), Employee shall receive no severance compensation.

     (c) Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination,

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except that the Company's obligations under Section 9 herein, and Employee's obligations under Sections 3, 6, 7, 8 and 10 herein, shall survive such termination in accordance with their terms.

     (d) If termination of Employee's employment arises out the Company's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of Section 15 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, none of the provisions of
Section 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

     6. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or the representatives, vendors or customers thereof which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

     7. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and which are directly related to the business or activities of the Company and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     8. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement with the Company, disclose the specific terms of the Company relationships or agreements with its significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     9. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement, or in the name or on behalf of the Company, then the Company shall indemnify Employee, and hold him harmless, against all expenses (including attorneys' fees and the advancement of expenses as incurred), judgments, fines and amounts paid in settlement, as and when actually and reasonably incurred by Employee in connection therewith. If both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel.

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Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.

     10. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employees agrees to indemnify the Company for any claim, including, not limited to, attorneys' fees and expenses of investigation, any third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

     11. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, much to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     12. Complete Agreement. Except as expressly provided herein, this Agreement is not a promise of future employment. Except for the Employment Terms Agreement, Employee has no oral or written understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement supersedes the Employment Terms Agreement. Upon execution and delivery of this Agreement by each party hereto, the Employment Terms Agreement shall automatically terminate and Christoph Schoeller and Martin Schoeller shall be automatically released from liability under the Employment Terms Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     13. Notice. All notices and other communications required hereunder must be in writing and will be deemed to be delivered and received if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

          To the Company:  IFCO Systems N.V.
                           Rivierstaete
                           Amsteldijk 166
                           1079 LH
                           Amsterdam, The Netherlands

          With a Copy to:  IFCO Systems N.V.
                           Zugspitzstrasse 15
                           D-82049  Pullach
                           Germany
                           Attention: Chief Executive Officer

          To Employee:     Vance K. Maultsby, Jr.
                           3117 Westminster Avenue
                           Dallas, Texas 75205

     14. Severability Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section headings herein are for references purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     15. Arbitration. Any unresolved dispute or controversy arising or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause or voluntarily terminated his employment for good reason, as defined in Section 5(a), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

     16. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Texas.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement effective as of the date first written above.


                              IFCO SYSTEMS N.V.



                              By: /s/ Christoph Schoeller
                                 -------------------------------
                                 Christoph Schoeller

                              Its: Chairman
                                  ------------------------------


                              By:
                                 -------------------------------

                                 -------------------------------

                              Its:
                                  ------------------------------

                              EMPLOYEE:

                              /s/ Vance K. Maultsby, Jr.
                              ----------------------------------
                              Vance K. Maultsby, Jr.